UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14C

Information Statement Pursuant to Section 14(c) of the

Securities Exchange Act of 1934

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Lincoln Variable Insurance Products Trust

(Name of Registrant as Specified in its Charter)

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INFORMATION STATEMENT

EXHIBIT B

LINCOLN VARIABLE INSURANCE PRODUCTS TRUST

LVIP JPMorgan Short Duration Bond Fund

This document is for informational purposes only. You are not required to take any action and you are not requested to send us a proxy with respect to this sub-adviser change.

August 4, 2025

Dear Contract Owners and Shareholders:

Lincoln Variable Insurance Products Trust (the “Trust”) is furnishing this Information Statement with respect to the LVIP JPMorgan Short Duration Bond Fund listed above (the “Fund”), a series of the Trust.

You currently have an investment interest in the Fund through your ownership of a variable annuity contract or variable life insurance policy (“Variable Contract”). As a “Contract Owner,” you are being furnished this Joint Information Statement to inform you about recent changes related to the Fund’s sub-advisory arrangements.

Specifically, at a meeting of the Board of Trustees of the Trust (the “Board”) held on December 10-11, 2024 (the “Meeting”), the Board approved the appointment of J.P. Morgan Investment Management Inc. (“JPMIM” or the “Sub-Adviser”) as a new sub-adviser to the Fund. At the Meeting, the Board also approved a sub-advisory agreement between Lincoln Financial Investments Corporation (the “Adviser” or “LFI”), the Fund’s investment adviser, and JPMIM. (the “Sub-Advisory Agreement”). The Sub-Advisory Agreement is dated May 1, 2025. JPMIM replaced Delaware Investments Fund Advisers as sub-adviser of the Fund.

The Trust has received an exemptive order (the “Order”) from the U.S. Securities and Exchange Commission (“SEC”) permitting the Adviser, subject to the approval of the Trust’s Board, to enter into or materially amend sub-advisory agreements without obtaining shareholder approval. As a condition of relying on the Order, the Adviser is required to furnish Fund shareholders with an information statement describing any new sub-adviser within 90 days of hiring such sub-adviser when a sub-advisory agreement is entered into or materially amended without a shareholder vote. Accordingly, approval of the Sub-Agreement does not require a shareholder vote. This Information Statement is being mailed on or about August 4, 2025 to shareholders of record of the Fund as of July 1, 2025 (the “Record Date”).

I.	Background

On December 10-11, 2024, the Board of Trustees of the Lincoln Variable Insurance Products Trust (the “Trust” or “LVIP”) (the “Board”) met to consider, among other things, the approval of a sub-advisory agreement between Lincoln Financial Investments Corporation (“LFI”) and J.P. Morgan Investment Management Inc. (“JPMIM”) (the “Sub-Advisory Agreement”), with respect to the LVIP JPMorgan Short Duration Bond Fund (the “Fund”), which became effective on May 1, 2025. The trustees who were not “interested persons” of the Trust (as such term is defined in the Investment Company Act of 1940) (the “Independent Trustees”) reported that they had reviewed materials provided by LFI and JPMIM prior to the meeting, and were advised by their independent legal counsel of their fiduciary duties pertaining to approval of sub-advisory agreements and the factors that they should consider in evaluating such agreements. Among other information, LFI and JPMIM provided information to assist the Independent Trustees in assessing the nature, extent and quality of services to be provided, including a presentation by representatives of JPMIM and JPMIM’s responses to LFI’s request for proposal. The Independent Trustees and their independent legal counsel met separately from the “interested” trustee, Trust officers, Lincoln National Life Insurance Company employees and representatives of JPMIM to consider the approval of the Sub-Advisory Agreement. The Independent Trustees reported that they had considered, among others, the factors listed below and reached the following conclusions with respect to their recommendation to the Board.

The Board determined that, given the totality of the information provided with respect to the Sub-Advisory Agreement, the Board had received sufficient information to approve the Sub-Advisory Agreement for the Fund. In considering the approval of the proposed Sub-Advisory Agreement, the Board did not identify any single factor or group of factors as all-important or controlling, and considered a variety of factors in its analysis including those discussed below. The Board did not allot a particular weight to any one factor or group of factors.

II.	Sub-Advisory Agreement

Nature, Extent and Quality of Services. In considering the approval of the proposed Sub-Advisory Agreement between LFI and JPMIM on behalf of the Fund, the Board considered the nature, extent and quality of services to be provided by JPMIM under the proposed Sub-Advisory Agreement. The Board reviewed the services to be provided by JPMIM, the backgrounds of the investment professionals proposed to service the Fund and the reputation, resources and investment approach of JPMIM. They also reviewed information provided regarding the structure of portfolio manager compensation, trading and brokerage practices, risk management and compliance and regulatory matters. The Board also noted that JPMIM provides sub-advisory services to other funds in the Trust and that the Board reviewed extensive information provided by JPMIM in connection with the 2024 contract renewal process. The Board concluded that the services to be provided by JPMIM were expected to be satisfactory.

Sub-Advisory Fee and Economies of Scale. The Board considered comparable sub-advisory information provided by LFI and noted that, with respect to the proposed sub-advisory fee schedules, the applicable schedule was lower than the current sub-advisory fee schedule for LVIP JPMorgan Short Duration Bond Fund. The Board considered that each proposed sub-advisory fee schedule was negotiated between LFI and JPMIM, an unaffiliated third party, and that LFI would compensate JPMIM from its fees. The Board concluded that each proposed sub-advisory fee schedule was reasonable.

Profitability and Fallout Benefits. The Board considered that the proposed sub-advisory fee schedule was negotiated between LFI and JPMIM, an unaffiliated third party, and that LFI would compensate JPMIM from its fees. The Board reviewed materials provided by JPMIM as to any additional benefits it would receive and noted JPMIM’s statement that it was not aware of other direct or indirect benefits derived from its relationship to the Fund other than the receipt of subadvisory fees.

Overall Conclusions

Based on all the information considered and conclusions reached, the Board determined that the terms of the proposed Sub-Advisory Agreement were fair and reasonable, and that approval of the Sub-Advisory Agreement was in the best interests of the Fund.

III.	Additional Information about the Sub-Advisory Agreement

The Sub-Advisory Agreement is dated May 1, 2025, and has an initial one-year term. Thereafter, continuance of the agreement will require the annual approval of the Board, including a majority of the Independent Trustees. The Sub-Advisory Agreement may be terminated, without the payment of any penalty, by: (i) the Trust, by vote of a majority of the Board or by vote of a majority of the Fund’s outstanding voting securities, on 60 days’ written notice to the Sub-Adviser; (ii) the Adviser, on 60 days’ written notice to the Sub-Adviser; (iii) the Sub-Adviser, on 60 days’ written notice to the Adviser; or (iv) by mutual written consent of the Adviser and the Sub-Adviser. The Sub-Advisory Agreement will automatically terminate without payment of penalty in the event of: (i) its assignment; (ii) its delegation, unless the Adviser has by prior written consent agreed to the delegation; or (iii) termination of the investment management agreement with the Adviser.

The foregoing description is only a summary of the Sub-Advisory Agreement. A copy of the Sub-Advisory Agreement has been filed with the SEC and accessible via the SEC’s website (www.sec.gov) through the EDGAR database.

IV.	Information about the Sub-Adviser

JPMIM is a wholly-owned subsidiary of JPMorgan Asset Management Holdings Inc., which is a wholly-owned subsidiary of JPMorgan Chase & Co., a bank holding company. JPMIM is located at 383 Madison Avenue, New York, NY 10179. As of December 31, 2024, JPMIM and its affiliates had $3.48 trillion in assets under management.

The name and principal occupation of the principal executive officers and directors of JPMIM are listed below.

Name	Principal Occupation
George Crosby White Gatch	Director, Chairman
Paul Anthony Quinsee	Director, Head of Global Equities
Andrew Richard Powell	Director, AM CAO, Head of Global Client Service, Senior Business Manager
John Thomas Donohue	Director, President, CEO, Head of Global Liquidity
Joy Catherine Dowd	Director
Robert Charles Michele	Director, Head of Global Fixed Income, Currency & Commodities
Anton Cyriel Pil	Director, Head of Global Alternatives
Jedediah Isiah M. Laskowitz	Director, Head of Global Private Markets and Customized Solutions
John L. Oliva	Chief Compliance Officer
Andrea L. Lisher	Director, Head of Americas, Client
Peter Victor Bonanno	General Counsel, Asset Management
Katherine Gail Manghillis	Secretary
Benjamin Hesse	Director, Chief Financial Officer, Treasurer

No officer or director of the Trust is an officer, employee, director, general partner, or shareholder of JPMIM.

The name and principal occupation of the portfolio managers of the Fund are listed below.

Name	Principal Occupation

Cary Fitzgerald	Cary Fitzgerald, Managing Director, is a member of the Global Fixed Income, Currency & Commodities (GFICC) group. Based in New York, Cary is the head of the Short Duration Team which is responsible for multi-sector investment strategies including short-core, short-core plus, short-custom solutions, and stable value. An employee since 2000, Cary previously worked on the Fixed Income Client Portfolio Management Team in the Private Bank and as an analyst within the Internal Consulting Services (ICS) Leadership Development Program. Cary holds a B.B.A. from the College of William and Mary.
Toby Maczka	Toby Maczka, Executive Director, is a member of the Global Fixed Income, Currency & Commodities (GFICC) group. Based in Columbus, Toby is a portfolio manager on the Short Duration Team which is responsible for multi-sector investment strategies including short-core, short-core plus, short-custom solutions, and stable value. An employee since 2002, Toby previously was a corporate credit analyst with the firm, and at AEP Energy Services. Toby holds a B.A. in business administration from Taylor University, an M.B.A. from The Ohio State University and is a CFA charterholder.

VI.	Information about the Adviser and the Trust

Investment Adviser

LFI serves as the Fund’s investment adviser and is located at 150 N. Radnor-Chester Road, Radnor, Pennsylvania 19087.

For the fiscal year ended December 31, 2024, the aggregate advisory fees paid to LFI were 0.06%, of the Fund’s average daily net assets and net of advisory fee waivers. The Fund paid investment advisory fees of $5,490,163 net of advisory fee waivers.

Principal Underwriter and Distributor

The Fund’s principal underwriter and distributor, Lincoln Financial Distributors, Inc. (“LFD”), is located at 130 N. Radnor-Chester Road, Radnor, Pennsylvania 19087. LFD is an affiliate of the Adviser.

Broker-Dealers Affiliated with the Adviser

The Adviser has the following affiliated broker-dealer: Lincoln Financial Distributors, Inc.

Payments of Commissions to Affiliated Broker-Dealers

For the fiscal year ended December 31, 2024, the Fund paid no commissions to any affiliated broker-dealers.

Administrator

The Fund’s administrator, Lincoln National Life Insurance Company (“Lincoln Life”), is located at 1301 S. Harrison St., Fort Wayne, Indiana 46802. Lincoln Life is an affiliate of the Adviser.

Outstanding Shares

As of the Record Date, the Fund’s outstanding shares for Standard Class shares and Service Class shares are listed below:

Fund Name	Standard Class	Service Class
LVIP JPMorgan Short Duration Bond Fund	20,451,339.02	92,728,010.95

Because the Fund is available as investments for Variable Contracts offered by certain life insurance companies, the insurance companies could be deemed to control the voting securities of the Fund (i.e., by owning more than 25%). However, an insurance company would exercise voting rights attributable to any Fund shares that it owns (directly or indirectly) in accordance with, and in proportion to, voting instructions received by owners of the Variable Contracts. A small number of Contract Owners could therefore determine whether the Fund’s proposals are approved.

Ownership of Shares

As of the Record Date, no persons had or shared voting or investment power over more than 5% of the outstanding shares of any class of the Fund.

As of Record Date, to the knowledge of the Trust’s management, the trustees and officers of the Trust as a group beneficially owned less than 1% of the Fund’s outstanding shares.

VII.	Other Information

Householding

Only one copy of this Information Statement is mailed to households, even if more than one person in a household is a Fund shareholder of record, unless the Fund has received instructions to the contrary. If you need additional copies of this Information Statement, or if you do not want the mailing of an information statement to be combined with those for other members of your household in the future, or if you are receiving multiple copies and would rather receive just one copy for the household, please contact the Trust by calling 1-800-454-6265 or by writing to the Trust at P.O. Box 2340, Fort Wayne, Indiana 46801 (regular mail) or 1301 S. Harrison Street, Fort Wayne, Indiana 46802 (express mail).

Financial Statements

Shareholders can obtain a copy of the Fund’s most recent Annual Report and Semi-Annual Report, without charge, by calling 1-800-454-6265, by writing to the Trust at P.O. Box 2340, Fort Wayne, Indiana 46801 (regular mail) or 1301 S. Harrison Street, Fort Wayne, Indiana 46802 (express mail), or by visiting https://www.lincolnfinancial.com/lvip.

PLEASE RETAIN THIS INFORMATION STATEMENT FOR FUTURE REFERENCE